EXHIBIT 99.1

Technical Communications Corporation Reports Results For The Fiscal Year And Quarter Ended September 30, 2017

CONCORD, Mass., Dec. 11, 2017 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced its results for the fiscal year and quarter ended September 30, 2017. For the quarter ended September 30, 2017, the Company reported a net loss of $(518,000), or $(0.28) per share, on revenue of $1,125,000, compared to a net loss of $(860,000), or $(0.47) per share, on revenue of $405,000 for the quarter ended October 1, 2016. For the year ended September 30, 2017, the Company reported a net loss of $(1,429,000), or $(0.78) per share, on revenue of $4,209,000, compared to a net loss of $(2,472,000), or $(1.34) per share, on revenue of $2,523,000 for the year ended October 1, 2016.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, “TCC revenues were lower than anticipated due to delays on key international programs. Our radio encryption product line has contributed significantly to our 2017 sales with completion of an order from Datron that is destined for use in Afghanistan. We expect that additional orders will be coming in support of continuing U.S. government activities in Afghanistan but the timing is unpredictable.

TCC continues to pursue the application of our radio encryption products to new customers requiring voice communications security for joint air, land and sea operations. Our new HSE6000 SEAL radio encryption system has successfully completed customer reviews and is participating in field operational testing.

Network encryption solutions are being pursued with the development of a TCC proprietary platform that can be customized to meet unique customer requirements. This work is still in the development phase but is expected to reach the market in late 2018.

TCC is committed to returning to profitability in fiscal 2018. We continue to closely monitor and reduce operating expenses as appropriate, while strategically investing in business development efforts, developing productive relationships and expanding our sales channel network.”

About Technical Communications Corporation
For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2016, April 1, 2017 and July 1, 2017 and its Annual Report on Form 10-K for the fiscal year ended October 1, 2016 filed with the Commission and the “Risk Factors” section included therein.

Technical Communications Corporation

Condensed consolidated statements of operations
	Quarter Ended
	09/30/2017	10/01/2016
	(Unaudited)	(derived from audited
		financial statements)
Net sales	$ 1,125,000	$ 405,000
Gross profit (loss)	162,000	(212,000)
S, G & A expense	476,000	544,000
Product development costs	206,000	107,000
Operating loss	(520,000)	(863,000)
Net loss	(518,000)	(860,000)
Net loss per share:
Basic	$(0.28)	$(0.47)
Diluted	$(0.28)	$(0.47)

	Year Ended
	09/30/2017	10/01/2016
	(Unaudited)	(derived from audited
		financial statements)
Net sales	$ 4,209,000	$ 2,523,000
Gross profit	2,291,000	509,000
S, G & A expense	2,145,000	2,670,000
Product development costs	1,584,000	828,000
Operating loss	(1,438,000)	(2,989,000)
Gain on sale of investment	-	462,000
Income tax benefit	-	(43,000)
Net loss	(1,429,000)	(2,472,000)
Net loss per share:
Basic	$(0.78)	$(1.34)
Diluted	$(0.78)	$(1.34)

Condensed consolidated balance sheets
	09/30/2017	10/01/2016
	(Unaudited)	(derived from audited
		financial statements)
Cash and marketable securities	$ 1,657,000	$ 2,979,000
Accounts receivable - trade	730,000	112,000
Inventory	1,358,000	1,644,000
Other current assets	136,000	214,000
Total current assets	3,881,000	4,949,000
Marketable securities	-	373,000
Property and equipment, net	54,000	149,000

Total assets	$ 3,935,000	$ 5,471,000

Accounts payable	109,000	119,000
Accrued expenses and other current liabilities	326,000	438,000
Total current liabilities	435,000	557,000
Total stockholders’ equity	3,500,000	4,914,000
Total liabilities and stockholders’ equity	$ 3,935,000	$ 5,471,000

Technical Communications Corporation
100 Domino Drive
Concord, MA  01742 – 2892

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com